Exhibit 99.1

Brooks Boveroux, CFO
Photogen Technologies, Inc.
(858) 410-5601

Brian Ritchie
EURO RSCG Life NRP
(212) 845-4269

[FOR IMMEDIATE RELEASE]

Photogen Technologies Licenses Imagent® in Japan to Kyosei Pharmaceutical Co.

San Diego, CA, December 17, 2003 - Photogen Technologies, Inc. (Nasdaq: PHGN) announced today that it has entered into an agreement with Kyosei Pharmaceutical Co., Ltd., a unit of Sakai Group, for Kyosei to develop and market Imagent® (perflexane lipid microspheres) for all indications in Japan.  Imagent is Photogen’s ultrasound imaging agent that has previously received FDA approval.  Terms of the agreement call for the payment to Photogen of up to $10 million in fees and development milestone payments plus royalties on commercial sales.  Kyosei will also pay Photogen to manufacture Imagent for Kyosei’s clinical and commercial requirements.

“We are very pleased to complete this agreement with Kyosei, a highly respected company both developing and marketing imaging pharmaceuticals in Japan,” said Taffy J. Williams, Ph.D., President and Chief Executive Officer of Photogen.  Dr. Williams continued, “The Japanese market has significant potential, and Kyosei has the development and marketing capabilities to rapidly capitalize on this opportunity.”

“We are very pleased that we can introduce IMCOR’s excellent product into Japan,” said Shigeharu Higuchi, President of Kyosei Pharmaceutical.  “The field of ultrasound imaging in Japan is expected to rapidly increase with the use of new diagnostic imaging agents.  We believe that this will benefit the marketing efforts of Kyosei and IMCOR in the future as well as medical practice in Japan.”

Imagent will be developed in Japan for radiology and cardiology indications.  The product has been approved for marketing in the US for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.

About Photogen

Photogen Technologies, Inc. markets a platform of innovative imaging products led by Imagent® (perflexane lipid microspheres), an FDA approved ultrasound imaging product.  Photogen’s development programs use a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer.

About Imagent

Imagent® (perflexane lipid microspheres), has been approved for marketing by FDA for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S.  The incidence of heart disease is increasing due to shifts in demographics toward an older population and an increase in obesity.  An estimated 17.5 million echocardiograms were performed last year in the U.S., of which up to 20% produced suboptimal images, primarily due to the patient’s size or body structure.

Imagent is manufactured from synthetic materials, and packaged as a dry powder in a ready-to-use kit that is stored at room temperature.  The powder is reconstituted with water to form an osmotically stabilized suspension of microscopic spheres, or “microspheres”, containing a perfluorochemical (perflexane) vapor and physiologic gases.  Imagent is then injected intravenously into a patient undergoing a cardiac ultrasound exam.  Imagent has no known contraindications; however, the product should be administered with caution to patients with cardiac shunts or severe pulmonary vascular disease.  The overall incidence of adverse events is similar to that of placebo (saline), and adverse events occurring with a low frequency included headache, hypertension, and nausea.

Imagent is manufactured using a proprietary technology.  A series of patents has been issued covering methods of forming stable microsphere formulations, spray-drying processes to make a powder that facilitates product shipping and storage, methods of using contrast agents in conjunction with conventional and harmonic ultrasound, and related technologies.  Additional patent applications are pending in the U.S. and elsewhere.

Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company to:  obtain necessary financing to support its development and commercialization programs, maintain and defend intellectual property protection for its proprietary products, avoid infringing intellectual property rights of third parties, successfully market its approved product, develop additional products and obtain regulatory approval for their use, and manufacture or obtain supplies of drug product.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.